FHLBank Topeka Member and Independent Director Election Results

FHLBank Topeka (FHLBank) is pleased to announce the results of the 2011 Member and Independent Director Election. Elections for member directorships were conducted in Kansas, Oklahoma and Nebraska and an election for the independent directorship was conducted district-wide. Please find the official report of election below. Four directors were elected to FHLBank’s board of directors:

Independent Director Election

•	Thomas E. Henning, Chairman, President and CEO, Assurity Life Insurance Company

Member Director Election

•	Bruce A. Schriefer, President, CEO and director, Bankers’ Bank of Kansas, Wichita, Kansas

•	G. Bridger Cox, Chairman and President, Citizens Bank & Trust Company, Ardmore, Oklahoma

•	Michael B. Jacobson, President and CEO, NebraskaLand National Bank, North Platte, Nebraska

Mr. Henning became a director of FHLBank in 2007. Mr. Henning, currently Chairman, President and CEO of Assurity Life Insurance Company, has served as the CEO or COO of a financial institution for the past 25 years.

Mr. Schriefer became a director of FHLBank in 2007. Mr. Schriefer currently serves as President, CEO and director of Bankers’ Bank of Kansas, Wichita, Kansas.

Mr. Cox previously served as a director of FHLBank from January 1998 through December 2006 and was reelected to the board for a one-year term in 2010. Mr. Cox currently serves as Chairman and President of Citizens Bank & Trust Company, Ardmore, Oklahoma.

Mr. Jacobson is a new member director from the state of Nebraska. Mr. Jacobson currently serves as President and CEO of NebraskaLand National Bank, North Platte, Nebraska.

Questions about director elections should be directed to Patrick C. Doran, Senior Vice President and General Counsel, at 785.438.6054, or pat.doran@fhlbtopeka.com.

2011 Federal Home Loan Bank of Topeka
Member and Independent Director Election Results

Member Director Elections

Nebraska
Total Number of Eligible Votes per Candidate – 805,590
Eligible Voting Members – 216
Total Number of Members Voting – 168

Elected – Mr. Michael B. Jacobson, President and CEO, NebraskaLand National Bank, North Platte, Nebraska
Total Votes Cast for Mr. Jacobson – 264,420
Expiration of Term – December 31, 2015

Mr. William E. Brush, President, Security State Bank, Ansley, Nebraska
Total Votes Cast for Mr. Brush – 243,777

Mr. James E. Kozal, EVP and CFO, Platte Valley Bank, Scottsbluff, Nebraska
Total Votes Cast for Mr. Kozal – 93,165

Kansas
Elected – Bruce A. Schriefer, President, CEO and director, Bankers’ Bank of Kansas, Wichita, Kansas
Expiration of Term – December 31, 2015

Mr. Schriefer was deemed elected on October 14, 2011, because only one nominee, Mr. Schriefer, accepted nomination for the one member directorship up for election in Kansas in 2011.

Oklahoma
Elected – Mr. G. Bridger Cox, Chairman and President, Citizens Bank & Trust Company, Ardmore, Oklahoma
Expiration of Term – December 31, 2015

Mr. Cox was deemed elected on October 14, 2011, because only one nominee, Mr. Cox, accepted nomination for the one member directorship up for election in Oklahoma in 2011.

Independent Director Elections

Tenth District
Total Number of Eligible Votes per Candidate – 3,451,310
Eligible Voting Members – 836

Elected – Mr. Thomas E. Henning, Chairman, President and CEO, Assurity Life Insurance Company
Total Votes Cast for Mr. Henning – 1,874,002
Total Number of Members Voting for Mr. Henning – 463
Public Interest Director – No

Qualifications — Mr. Henning has demonstrated experience in and knowledge of auditing and accounting, derivatives, financial management, organizational management, project development and risk management practices.

Expiration of Term – December 31, 2015